Exhibit 99.1

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Michael T. Flynn
October 1, 2019	301.986.1800

EAGLE BANCORP, INC. ANNOUNCES DIRECTOR DEPARTURES

BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (NASDAQ: EGBN), today announced that three members of its Board of Directors, Leslie A. Alperstein, Harvey M. Goodman and Lynn Hackney, have submitted their resignations from the Company’s Board of Directors and the Board of Directors of EagleBank, its primary subsidiary.

Norman R Pozez, Chairman of the Board of the Company, stated that “We are saddened as we recognize the departure of three colleagues from the Board. We will definitely miss the services of Les Alperstein, a long-time director of the Company and EagleBank, Harvey Goodman, a founding director of EagleBank, and Lynn Hackney, a newer, but equally valued member of the Board of EagleBank and the Company. However we understand their decisions and wish each of them well as they focus on the demands of their own businesses. We express our gratitude to Les, Harvey and Lynn, each of whom has contributed so much to the Company and the bank.” Harvey Goodman stated that “Les, Lynn and I are grateful for the relationships we have developed over many years with the employees, directors and customers of EagleBank. We are proud of the growth of the bank, its size and financial strength and most importantly its contributions to the community. We are leaving the bank in very able hands and look forward to its continued success.”

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.